                                                                    EXHIBIT 23.2



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
Telewest Communications plc:

We consent to the incorporation by reference in the registration statement on Form S-4 of Liberty Media Corporation, regarding the proposed merger of Liberty Media Corporation and its subsidiaries and On Command Corporation, of our report, dated March 26, 2003, with respect to the consolidated balance sheets of Telewest Communications plc and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears as an exhibit in the December 31, 2002 annual report on Form 10-K/A of Liberty Media Corporation, and to the reference to our firm under the heading "Experts" in the registration statement.

Our report dated March 26, 2003 contains an explanatory paragraph that states that the Company is undergoing financial restructuring which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in note 3 to the consolidated financial statements, the Company changed its method of accounting for intangible assets in 2002 and derivative financial instruments in 2001.





                                                           KPMG AUDIT PLC

London, England
October 16, 2003